Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated May 15, 2015, relating to the consolidated financial statements of Wowo Limited, its subsidiaries, its variable interest entities ("VIEs"), and its VIEs' subsidiaries (collectively, the "Group"), and the related financial statement schedule included in Schedule I, appearing in the Annual Report on Form 20-F of Wowo Limited for the year ended December 31, 2014.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

August 19, 2015